UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.        )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Coeur Mining, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2025

Coeur Mining, Inc. (“Coeur”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on April 2, 2025 in connection with Coeur’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 13, 2025, at 8:00 a.m. Central Time. Coeur is filing this supplement (the “Supplement”) to the Proxy Statement to clarify the description of the effect of abstentions discussed on page 55 of the Proxy Statement. Capitalized terms not defined herein have the meaning set forth in the Proxy Statement.

As disclosed on page 104 of the Proxy Statement, the vote of a majority of votes cast is required for approval of an amendment to the Coeur Mining, Inc. 2018 Long-Term Incentive Plan to extend the term of the Plan and increase the number of shares of common stock reserved for issuance under the Plan by 19 million (“Proposal No. 3”).  Consistent with the description of the effect of abstentions on pages 103 and 104 of the Proxy Statement, for purposes of Delaware law and the listing rules of the New York Stock Exchange (the “NYSE”), abstentions, if any, are not counted as votes cast and, therefore, abstentions will have no impact on Proposal No. 3.

As a result, the existing “Required Vote” section that appears at the end of Proposal 3 on page 55 of the Proxy Statement is amended and replaced in its entirety to read as follows:

Required Vote

Approval of the Second Amendment requires the vote of a majority of votes cast (i.e., the Second Amendment will be approved if the number of votes cast “for” the Second Amendment exceeds the number of votes cast “against” it). Under Delaware law and NYSE rules, abstentions, if any, and broker non-votes, if any, are not counted as votes cast, and, therefore, will have no effect on this proposal.

This Supplement does not impact the effect of abstentions discussed in the Proxy Statement on pages 103 and 104 and does not otherwise change the voting standards included in the Proxy Statement or the proposals to be acted upon at the Annual Meeting.

This Supplement is being filed with the SEC and made available to stockholders on April 11, 2025. Other than as described in this Supplement, the information in the Proxy Statement remains unchanged, and this Supplement does not otherwise supplement, amend or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting.

If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.